Horsehead Announces Liquidity Addition

Pittsburgh, PA, July 7, 2015 – Horsehead Holding Corp. (Nasdaq: ZINC), today announced that its wholly owned direct and indirect subsidiaries, INMETCO, Horsehead Corporation and Horsehead Metal Products, LLC, entered into a new secured revolving credit facility with Macquarie Bank Limited, maturing on May 15, 2017. The new facility replaces the maximum aggregate $80 million principal amount of two credit facilities to which these subsidiaries previously were parties. It is in the same maximum principal amount, and is secured by the same collateral of such subsidiaries. However, the new credit facility accommodates a broader borrowing base than such previous credit facilities, adding approximately $30 million of additional availability.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, LLC (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem, Inc. (“Zochem”), a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, PA, employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Contact info:
Robert D. Scherich
Vice President & CFO
Horsehead Holding Corp.
724.773.9000

SOURCE: Horsehead Holding Corp.

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